As filed with the Securities and Exchange Commission on May 31, 2013

Registration No. 333-170173

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 4

TO

FORM S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

O’Donnell Strategic Industrial REIT, Inc.

(Exact name of registrant as specified in governing instruments)

3 San Joaquin Plaza, Suite 160

Newport Beach, CA 92660

(949) 718-9898

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Douglas D. O’Donnell

Chief Executive Officer

3 San Joaquin Plaza, Suite 160

Newport Beach, CA 92660

(949) 718-9898

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Lauren Burnham Prevost

Heath D. Linsky

Morris, Manning & Martin, LLP

1600 Atlanta Financial Center

3343 Peachtree Road, N.E.

Atlanta, Georgia 30326-1044

(404) 233-7000

(404) 365-9532 (Facsimile)

Approximate date of commencement of proposed sale to the public: As soon as practicable following effectiveness of this Registration Statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☑ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant files a further amendment which specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(c) of the Securities Act of 1933 or until the Registration Statement becomes effective on such date as the Commission, acting pursuant to said Section 8(c), may determine.

DEREGISTRATION OF SHARES OF COMMON STOCK

O’Donnell Strategic Industrial REIT, Inc. (the “Registrant”) filed a Registration Statement on Form S-11 (Commission File No. 333-170173) (the “Registration Statement”) which was declared effective by the Securities and Exchange Commission on August 15, 2011, pursuant to which the Registrant registered 110,526,316 shares of common stock. Of the 110,526,316 of shares of common stock registered, 100,000,000 shares were offered to the public pursuant to the primary offering on a “best efforts” basis for $10.00 per share and 10,526,316 of shares were offered pursuant to the Registrant’s distribution reinvestment plan at a purchase price of $9.50 per share.

As of close of business on May 30, 2013, the Registrant had sold a total of 240,113 shares pursuant to the Registration Statement, including 240,113 shares sold to the public pursuant to the primary offering and no shares sold pursuant to the distribution reinvestment plan. The Registrant terminated the offering of the shares covered by the Registration Statement effective as of the close of business on May 30, 2013, and hereby deregisters the remaining 110,286,203 shares which were previously registered under the Registration Statement and remained unsold as of the close of business May 30, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Post-Effective Amendment No. 4 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on May 31, 2013.

O’Donnell Strategic Industrial REIT, Inc.

By:	/s/ Douglas D. O’Donnell
Douglas D. O’Donnell
Chief Executive Officer, President and
Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 4 to Registration Statement has been signed by the following persons in the following capacities and on the dates set forth below.

Signature	Title	Date

/s/ Douglas D. O’Donnell Douglas D. O’Donnell	Chief Executive Officer, President and Chairman of the Board (principal executive officer)	May 31, 2013

/s/ Christopher S. Cameron Christopher S. Cameron	Chief Financial Officer, Treasurer and Secretary (principal financial officer and accounting officer)	May 31, 2013

/s/ John D. O’Donnell John D. O’Donnell	Director	May 31, 2013

/s/ Arthur J. Hill Arthur J. Hill	Director	May 31, 2013

/s/ John R. Houten John R. Houten	Director	May 31, 2013

/s/ Aria Mehrabi Aria Mehrabi	Director	May 31, 2013

/s/ Gary A. Pickett Gary A. Pickett	Director	May 31, 2013

/s/ John L. Privett John L. Privett	Director	May 31, 2013